As filed with the Securities and Exchange Commission on November 6, 2015

Registration No. 333-188913
Registration No. 333-181955
Registration No. 333-173985
Registration No. 333-170712
Registration No. 333-161964
Registration No. 333-151375
Registration No. 333-139215
Registration No. 333-88118
Registration No. 333-61854
Registration No. 333-87719
Registration No. 333-01993

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188913
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181955
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-173985
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-170712
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161964
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151375
Post-Effective Amendment No. 2 on Form S-8 to Form S-4 Registration Statement No. 333-139215
Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-88118
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-61854
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-87719
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-01993

UNDER
THE SECURITIES ACT OF 1933

CITY NATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	95-2568550
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

c/o RBC USA Holdco Corporation
30 Hudson Street
Jersey City, New Jersey, USA 07302-4600
Tel: 212-437-9264
 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

City National Corporation - 2008 Omnibus Plan
Business Bank 2001 Employee Stock Option Plan
Business Bank 2005 Incentive Plan
2000 City National Bank Director Deferred Compensation Plan
City National Corporation – 2002 Omnibus Plan
2001 Stock Option Plan
City National Corporation – 1999 Omnibus Plan
City National Corporation – 1995 Omnibus Plan
(Full Title of the Plans)

Daniel L. Torbenson
Royal Bank of Canada
30 Hudson Street
Jersey City, New Jersey, USA 07302-4600
Tel: 212-437-9264
 (Name, address and telephone number of agent for service)

Copies to:

Donald R. Crawshaw
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Tel: 212-558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”).

•
Registration Statement No. 333-188913, originally filed by City National Corporation (“City National”) with the Securities and Exchange Commission (“SEC”) on May 29, 2013, which registered the offer and sale of 2,000,000 shares of City National’s common stock, par value $1.00 per share (“Shares”), issuable pursuant to the City National Corporation - 2008 Omnibus Plan;

•
Registration Statement No. 333-181955, originally filed by City National with the SEC on June 7, 2012, which registered the offer and sale of 750,000 Shares issuable pursuant to the City National Corporation – 2008 Omnibus Plan;

•
Registration Statement No. 333-173985, originally filed by City National with the SEC on May 6, 2011, which registered the offer and sale of 1,000,000 Shares issuable pursuant to the City National Corporation – 2008 Omnibus Plan;

•
Registration Statement No. 333-170712, originally filed by City National with the SEC on November 19, 2010, which registered to the offer and sale of 500,000 Shares issuable pursuant to the City National Corporation – 2008 Omnibus Plan;

•
Registration Statement No. 333-161964, originally filed by City National with the SEC on September 17, 2009, which registered the offer and sale of 95,000 Shares issuable pursuant to the 2000 City National Bank Director Deferred Compensation Plan;

•
Registration Statement No. 333-151375, originally filed by City National with the SEC on June 3, 2008, which registered to the offer and sale of 3,500,000 Shares issuable pursuant to the City National Corporation – 2008 Omnibus Plan;

•
Registration Statement No. 333-139215, originally filed by City National with the SEC on March 21, 2007, which relates to relates to the offer and sale of up to a total of 179,768 Shares issuable pursuant to Business Bank 2001 Employee Stock Option Plan and the Business Bank 2005 Incentive Plan;

•
Registration Statement No. 333-88118, originally filed by City National with the SEC on May 13, 2002, which registered the offer and sale of 4,215,100 Shares issuable pursuant to the City National Corporation – 2002 Omnibus Plan;

•
Registration Statement No. 333-61854, originally filed by City National with the SEC on May 30, 2001, which registered the offer and sale of 2,000,000 Shares issuable pursuant to the 2001 Stock Option Plan;

•
Registration Statement No. 333-87719, originally filed by City National with the SEC on September 24, 1999, which registered the offer and sale of 3,500,000 Shares issuable pursuant to the City National Corporation – 1999 Omnibus Plan;

•
Registration Statement No. 333-01993, originally filed by City National with the SEC on March 27, 1996, which registered the offer and sale of 3,000,000 Shares pursuant to the City National Corporation – 1995 Omnibus Plan;

City National is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable by City National pursuant to the above referenced Registration Statements.

On November 2, 2015, pursuant to the Agreement and Plan of Merger, dated as of January 22, 2015 (the “Agreement”), by and among Royal Bank of Canada, a Canadian chartered bank, City National and RBC USA Holdco Corporation, a Delaware corporation (“Holdco”), City National merged with and into Holdco, with Holdco continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, City National has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by City National in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, City National hereby removes and withdraws from registration all securities of City National registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this November 6, 2015. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

RBC USA HOLDCO CORPORATION
as successor by merger to City National Corporation

By:	/s/ Steven J. Decicco
	Name:	Steven J. Decicco
	Title:	Chief Financial Officer